UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

§ 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2

(Amendment No. 1)*

NeoPhotonics Corporation

(Name of Issuer)

Common Stock Par Value $0.0025

(Title of Class of Securities)

64051T100

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[    ] Rule 13d-1(b)

[    ] Rule 13d-1(c)

[ x ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 64051T100                       13G                                  PAGE 1 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Oak Investment Partners IX, Limited Partnership

06-1556218

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

1,629,082 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

1,629,082 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,629,082 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.4%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 64051T100                       13G                                  PAGE 2 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Oak Associates IX, LLC

06-1556230

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

1,629,082 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

1,629,082 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,629,082 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.4%

12.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 64051T100                       13G                                  PAGE 3 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Oak IX Affiliates Fund, Limited Partnership

06-1556229

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

17,357 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

17,357 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

17,357 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.06%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 64051T100                       13G                                  PAGE 4 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Oak IX Affiliates, LLC

06-1556233

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

56,453 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

56,453 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

56,453 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.19%

12.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 64051T100                       13G                                  PAGE 5 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Oak IX Affiliates Fund - A, Limited Partnership

06-1571899

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

39,096 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

39,096 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

39,096 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.13%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 64051T100                       13G                                  PAGE 6 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Oak Investment Partners X, Limited Partnership

06-1601019

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

3,469,090 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

3,469,090 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,469,090 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11.5%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 64051T100                       13G                                  PAGE 7 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Oak Associates X, LLC

06-1630661

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

3,469,090 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

3,469,090 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,469,090 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

11.5%

12.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 64051T100                       13G                                  PAGE 8 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Oak X Affiliates Fund, Limited Partnership

06-1622220

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

55,695 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

55,695 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

55,695 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.18%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 64051T100                       13G                                  PAGE 9 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Oak X Affiliates, LLC

06-1630662

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

55,695 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

55,695 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

55,695 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.18%

12.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 64051T100                       13G                                  PAGE 10 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Oak Investment Partners XI, Limited Partnership

20-1319065

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

101,108 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

101,108 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

101,108 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.33%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 64051T100                       13G                                  PAGE 11 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Oak Associates XI, LLC

20-1319921

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

101,108 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

101,108 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

101,108 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.33%

12.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 64051T100                       13G                                  PAGE 12 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Oak Management Corporation

06-0990851

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

5,311,428 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

5,311,428 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,311,428 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

17.5%

12.

TYPE OF REPORTING PERSON

CO

CUSIP NO. 64051T100                       13G                                  PAGE 13 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Bandel L. Carano

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

5,311,428 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

5,311,428 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,311,428 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

17.5%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 64051T100                       13G                                  PAGE 14 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Gerald R. Gallagher

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

1,786,643 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

1,786,643 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,786,643 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.9%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 64051T100                       13G                                  PAGE 15 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Edward F. Glassmeyer

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

5,311,428 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

5,311,428 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,311,428 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

17.5%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 64051T100                       13G                                  PAGE 16 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Fredric W. Harman

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

5,311,428 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

5,311,428 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,311,428 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

17.5%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 64051T100                       13G                                  PAGE 17 OF 17 PAGES

1.

NAME OF REPORTING PERSONS

Ann H. Lamont

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

5,311,428 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

5,311,428 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,311,428 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

17.5%

12.

TYPE OF REPORTING PERSON

IN

Item 1.

(a)

Name of Issuer:

NeoPhotonics Corporation

(b)

Address of Issuer's principal executive offices:

2911 Zanker Road,

San Jose, California 95134

Item 2.

(a)

Names of persons filing:

Oak Investment Partners IX, Limited Partnership (“Oak IX”)

Oak Associates IX, LLC

Oak IX Affiliates Fund, Limited Partnership (“Oak IX Affiliates”)

Oak IX Affiliates, LLC

Oak IX Affiliates – A, Limited Partnership (“Oak IX Affiliates – A”)

Oak Investment Partners X, Limited Partnership (“Oak X”)

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership (“Oak X Affiliates”)

Oak X Affiliates, LLC

Oak Investment Partners XI, Limited Partnership (“Oak XI”)

Oak Associates XI, LLC

Oak Management Corporation (“Oak Management”)

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

(b)

Address or principal business office or, if none, residence:

c/o Oak Management Corporation

901 Main Avenue, Suite 600

Norwalk, CT 06851

(c)

Citizenship:

Please refer to Item 4 on each cover sheet for each filing person.

(d)

Title of class of securities:

Common Stock, par value $0.0025 per share

(e)

CUSIP No.:

64051T100

Item 3.

Statement filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c):

Not applicable

Item 4. Ownership

The information in Items 1 and 5 through 11 on the cover pages of this Schedule 13G is hereby incorporated by reference.

The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons are based upon approximately 30,277,831 shares of Common Stock outstanding as of October 31, 2012, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 9, 2012 plus certain shares described below that are issuable upon exercise by the Reporting Persons of options to acquire Common Stock.

Oak Associates IX, LLC is the general partner of Oak IX; and Oak IX Affiliates, LLC is the general partner of both Oak IX Affiliates and Oak IX Affiliates - A.  Oak Management is the manager of each of Oak IX, Oak IX Affiliates, and Oak IX Affiliates - A.  Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of each of Oak Associates IX, LLC and Oak IX Affiliates, LLC, and, as such, may be deemed to possess shared beneficial ownership of the shares of common stock held by such entities.

Oak Associates X, LLC is the general partner of Oak X; and Oak X Affiliates, LLC is the general partner of Oak X Affiliates.  Oak Management is the manager of each of Oak X and Oak X Affiliates.  Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of each of Oak Associates X, LLC and Oak X Affiliates, LLC, and, as such, may be deemed to possess shared beneficial ownership of the shares of common stock held by such entities.

Oak Associates XI, LLC is the general partner of Oak XI.  Oak Management is the manager of Oak XI.  Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of Oak Associates XI, LLC., and, as such, may be deemed to possess shared beneficial ownership of the shares of common stock held by the Oak XI.

Amounts shown as beneficially owned by Oak IX and Oak Associates IX, LLC include 6,200 shares, which may be deemed to be held by Bandel L. Carano on behalf of Oak IX that are issuable upon exercise of options to acquire Common Stock.

Amounts shown as beneficially owned by Oak IX Affiliates and Oak IX Affiliates, LLC include 66 shares, which may be deemed to be held by Bandel L. Carano on behalf of Oak IX Affiliates that are issuable upon exercise of options to acquire Common Stock.

Amounts shown as beneficially owned by Oak IX Affiliates - A and Oak IX Affiliates, LLC include 149 shares, which may be deemed to be held by Bandel L. Carano on behalf of Oak IX Affiliates – A, that are issuable upon exercise of options to acquire Common Stock.

Amounts shown as beneficially owned by Oak X and Oak Associates X, LLC include 8,834 shares, which may be deemed to be held by Bandel L. Carano on behalf of Oak X, that are issuable upon exercise of options to acquire Common Stock.

Amounts shown as beneficially owned by Oak X Affiliates and Oak X Affiliates, LLC include 143 shares, which may be deemed to be held by Bandel L. Carano on behalf of Oak X Affiliates, that are issuable upon exercise of options to acquire Common Stock.

Amounts shown as beneficially owned by Oak XI and Oak Associates XI, LLC include 553 shares, which may be deemed to be held by Bandel L. Carano on behalf of Oak XI, that are issuable upon exercise of options to acquire Common Stock.

Amounts shown as beneficially owned by Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont, include an aggregate of 15,945 shares, which may be deemed to be held by Bandel L. Carano on behalf of Oak IX, Oak IX Affiliates, Oak IX Affiliates – A, Oak X, Oak X Affiliates or Oak XI (in each case as described above), that are issuable upon exercise of options to acquire Common Stock.

Amounts shown as beneficially owned by Gerald R. Gallagher include 6,968 shares, which may be deemed to be held by Bandel L. Carano on behalf of Oak IX, Oak IX Affiliates, Oak IX Affiliates – A or Oak XI (in each case as described above), that are issuable upon exercise of options to acquire Common Stock.

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

Item 5. Ownership of Five Percent (5%) or Less of a Class.

Not applicable.

Item 6. Ownership of More than Five Percent (5%) on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

By signing below, each of the undersigned certifies that, to the best of his or its individual knowledge and belief, the securities referred to above were (i) not acquired and held for the purpose, or with the effect, of changing or influencing the control of the issuer of the securities and (ii) not acquired and held in connection with, or as a participant in, any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated: February 14, 2013

Entities:

Oak Investment Partners IX, Limited Partnership

Oak Associates IX, LLC

Oak IX Affiliates Fund, Limited Partnership

Oak IX Affiliates, LLC

Oak IX Affiliates – A, Limited Partnership

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Investment Partners XI, Limited Partnership

Oak Associates XI, LLC

Oak Management Corporation

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner or Managing Member

or as attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer

individually and as

attorney-in-fact for the

above-listed individuals

INDEX TO EXHIBITS

EXHIBIT A

Joint Filing Agreement

EXHIBIT B

Power of Attorney (previously filed)

EXHIBIT A

Joint Filing Agreement

Each of the undersigned hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto with respect to the Issuer.

Dated: February 14, 2013

Entities:

Oak Investment Partners IX, Limited Partnership

Oak Associates IX, LLC

Oak IX Affiliates Fund, Limited Partnership

Oak IX Affiliates, LLC

Oak IX Affiliates – A, Limited Partnership

Oak Investment Partners X, Limited Partnership

Oak Associates X, LLC

Oak X Affiliates Fund, Limited Partnership

Oak X Affiliates, LLC

Oak Investment Partners XI, Limited Partnership

Oak Associates XI, LLC

Oak Management Corporation

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:

By:  /s/ Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner or Managing Member

or as attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:

By:  /s/ Edward F. Glassmeyer

Edward F. Glassmeyer,

individually and as

attorney-in-fact for the

above-listed individuals